                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ___________________

                                 SCHEDULE 13E-4
                                (AMENDMENT NO. 1)
                          ISSUER TENDER OFFER STATEMENT
      (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)
                              BRADLEES STORES, INC.
                                (Name of Issuer)


                                 BRADLEES, INC.
                              BRADLEES STORES, INC.
                      (Name of Person(s) Filing Statement)

                              9% CONVERTIBLE NOTES
                         (Title of Class of Securities)

                                       N/A
                                   ___________
                      (CUSIP Number of Class of Securities)

                                  PETER THORNER
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                        &
                                DAVID L. SCHMITT
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                               SECRETARY AND CLERK
                               ONE BRADLEES CIRCLE
                         BRAINTREE, MASSACHUSETTS 02184
                                 (781) 380-3000

 (Name, Address, including zip code, and telephone number, including area code, of Person Authorized
     to Receive Notices and Communication on Behalf of the Person(s) Filing
                                   Statement)

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ______________________

                                    COPY TO:

                             RAYMOND C. ZEMLIN, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                 EXCHANGE PLACE
                                BOSTON, MA 02109
                                 (617) 570-1000
                             ______________________

                                  JUNE 23, 1999

     (Date Tender Offer First Published, Sent or Given to Security Holders)

================================================================================
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     This First Amendment amends and supplements the Issuer Tender Offer
Statement on Schedule 13E-4, dated June 23, 1999. The Issuer Tender Offer Statement is hereby amended to incorporate the information included in the Items and exhibits referred to below.


ITEM 1.   SECURITY AND ISSUER.

     The Offer has been extended through 12:00 midnight on Monday, July 26, 1999.


ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

     Item 9 is hereby amended to include the following additional exhibit.

     (a) (4) Press release issued by the Companies on July 22, 1999.
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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   BRADLEES, INC.



                                   By:/s/ Paul R. McKelvey
                                      ---------------------------
                                      Name:  Paul R. McKelvey
                                      Title: Vice President and
                                             Treasurer


                                   BRADLEES STORES, INC.



                                   By:/s/ Paul R. McKelvey
                                      ---------------------------
                                      Name:  Paul R. McKelvey
                                      Title: Vice President and
                                             Treasurer


Dated:
July 22, 1999


                                       2
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                                  EXHIBIT INDEX


EXHIBIT                     DESCRIPTION
-------                     -----------

  (a) (4) Press release issued by the Companies on July 22, 1999.